Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Sarah Norton	408-523-2161

INTUITIVE SURGICAL ANNOUNCES RECORD $27.6 MILLION FOURTH QUARTER REVENUE, UP 30%

SUNNYVALE, CALIF. February 12, 2004 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the leader in operative surgical robotics, today reported fourth quarter 2003 sales of $27.6 million, increasing 30% from $21.1 million for the fourth quarter of 2002. Higher sales were driven by continued recurring revenue growth and shipments of da Vinci® Surgical System fourth arm upgrades. Fourth quarter 2003 recurring revenue, consisting of instrument, accessory, service and training revenue, totaled $10.1 million, up 107% over the prior year and up $2.2 million, or 28%, sequentially from the third quarter of 2003. Recurring revenue increased to 37% of total sales from 23% during the fourth quarter of 2002.

Intuitive shipped 18 da Vinci® Surgical Systems during the fourth quarter 2003, compared to 17 during the fourth quarter of 2002. Intuitive ended 2003 with 210 cumulative da Vinci® Surgical Systems sold. Intuitive also shipped 11 additional fourth arms during the fourth quarter 2003. Overall fourth quarter 2003 system revenue increased to $17.5 million from $16.3 million during the fourth quarter 2002.

Sales for 2003 totaled $91.7 million for the year, up 27% from $72.0 million in 2002. Recurring revenue totaled $29.9 million in 2003, compared to $15.7 million in 2002. Intuitive sold 61 total da Vinci® Surgical Systems and 37 fourth surgical arms in 2003 compared to 60 systems and no fourth arms in the previous year. The following table compares fourth quarter and fiscal year 2003 revenue to the prior year.

	3 Months Ended			Fiscal Year Ended
	12/31/03	12/31/02	Var.	12/31/03	12/31/02	Var.
Revenue ($ Millions)
Systems	$17.5	$16.3	$1.2	$61.8	$56.3	$5.5
Instruments/Accessories	$6.1	$3.1	$3.0	$18.8	$10.1	$8.7
Service/Training	$4.0	$1.7	$2.3	$11.1	$5.6	$5.5

	$27.6	$21.1	$6.5	$91.7	$72.0	$19.7

da Vinci® Surgical System Population
Placements	18	17	1	61	60	1
Cumulative Placements	210	149	61	210	149	61

During the fourth quarter of 2003, Intuitive recognized $5.5 million for charges to impair intangible assets and write-down excess inventory related to Computer Motion Aesop products, of which $5.3 million was charged to cost of sales. Also during the fourth quarter 2003, Intuitive recorded the settlement of its litigation with Brookhill Wilk for $2.6 million, of which $0.6 million was charged to fourth quarter cost of sales. The remaining $2.0 million will be amortized into cost of sales over approximately the next six years on a straight-line basis.

Intuitive reported fourth quarter 2003 gross profit of 34.6%, including the 21.3% impact of the Aesop and Wilk charges described above, compared to 50.7% reported for the fourth quarter 2002. The improvement in 2003 gross margin, excluding the Aesop and Wilk charges, was driven by lower product material costs, product reliability improvements, and productivity.

Fourth quarter 2003 operating expenses of $15.1 million increased $1.4 million from fourth quarter 2002 operating expenses of $13.7 million. Total fiscal year operating expenses increased 3% to $55.9 million in 2003 from $54.1 million in 2002.

Intuitive reported a fourth quarter 2003 net loss of $4.9 million, or $0.16 per share, including the $6.1 million of Aesop and Wilk charges. During the fourth quarter 2002, Intuitive reported a net loss of $2.6 million, or $0.14 per share. Intuitive reported a fiscal year 2003 net loss of $9.6 million, or $0.41 per share, compared to a net loss of $18.4 million, or $1.01 per share in fiscal 2002.

During the fourth quarter of 2003, Intuitive changed its classification of customer training costs from operating expense to cost of goods sold. As a result of this change, fourth quarter 2003 cost of sales included $1.0 million of customer training costs that would have been charged to operating expenses under previous treatment, impacting gross margin by 3.8%. All prior accounting periods are now being presented on a basis consistent with this treatment.

Intuitive ended 2003 with $114 million in cash and short-term investments, reflecting $78 million of net proceeds received from the follow-on stock offering closed during the fourth quarter 2003. Excluding the impact of this funding event, the fourth quarter was approximately cash neutral.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical said, “We are pleased with our record fourth quarter sales and our substantial recurring revenue growth. During the quarter, we substantially completed the Computer Motion integration, settled the Brookhill Wilk lawsuit, and added significant cash resources with a successful follow-on stock offering. At this stage, we are better positioned than ever to follow through on the promise of robotic surgery.”

The company will also announce these results at a conference call today at 1:30 PM PST. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 484-630-4228 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

The Aesop® Endoscope Positioner is a voice-activated robotic arm that automates the critical task of endoscope positioning, providing the surgeon with direct control over a smooth, precise and stable view of the internal surgical field.

The Hermes® Control Center is a centralized system designed to voice control a series of networked “smart” medical devices.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; and unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Intuitive®, da Vinci®, InSite®, EndoWrist®, Zeus®, Hermes®, and Aesop® are registered trademarks of Intuitive Surgical, Inc.

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	3 Months Ended
	12/31/03	12/31/02
Sales:
Products	$23,627	$19,448
Services	3,966	1,697

Total sales	27,593	21,145

Cost of sales:
Products	15,901	8,517
Services	2,156	1,906

Total cost of sales	18,057	10,423

Gross profit	9,536	10,722
Gross profit %	34.6%	50.7%

Operating costs and expenses:
Selling, general, and administrative	10,417	9,691
Research and development	4,732	4,026

Total operating costs and expenses	15,149	13,717

Loss from operations	(5,613)	(2,995)

Other income, net	758	395

Net loss	$(4,855)	$(2,600)

Net loss per share - basic and diluted	$(0.16)	$(0.14)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	30,616	18,321

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Fiscal Year Ended
	12/31/03	12/31/02
Sales:
Products	$80,586	$66,407
Services	11,089	5,615

Total sales	91,675	72,022

Cost of sales:
Products	39,977	31,183
Services	7,669	6,938

Total cost of sales	47,646	38,121

Gross profit	44,029	33,901
Gross profit %	48.0%	47.1%

Operating costs and expenses:
Selling, general, and administrative	39,719	37,327
Research and development	16,190	16,793

Total operating costs and expenses	55,909	54,120

Loss from operations	(11,880)	(20,219)

Other income, net	2,257	1,798

Net loss	$(9,623)	$(18,421)

Net loss per share - basic and diluted	$(0.41)	$(1.01)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	23,626	18,229

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	12/31/03	12/31/02
Assets
Current assets:
Cash and cash equivalents	$12,165	$9,007
Short-term investments	101,614	41,832
Accounts receivable, net	26,820	16,887
Inventories, net	8,788	8,738
Prepaid expenses	3,203	1,912

Total current assets	152,590	78,376

Property and equipment, net	10,288	10,388
Intangible assets, net	8,089	2,568
Goodwill	143,106	—
Other assets	921	249

Total assets	$314,994	$91,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,455	$9,282
Accrued compensation and employee benefits	4,667	4,666
Warranty accrual	702	2,269
Restructuring accrual	971	—
Other accrued liabilities	3,024	3,497
Deferred revenue	11,345	4,638
Current portion of notes payable	1,030	1,511

Total current liabilities	34,194	25,863

Long-term notes payable	695	1,838
Long-term deferred revenue	1,148	200

Stockholders’ equity
Common stock	33	18
Preferred stock	—	—
Additional paid-in capital	416,559	191,038
Deferred compensation	(99)	(223)
Accumulated deficit	(138,414)	(128,791)
Accumulated other comprehensive income	878	1,638

Total stockholders’ equity	278,957	63,680

Total liabilities and stockholders’ equity	$314,994	$91,581